FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2019 Financial Results

Raises annual earnings guidance for fiscal year 2019
Domestic same store sales growth of 12.3%
Digital sales increased to 35.9% of domestic system-wide sales

Dallas, October 30, 2019 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 28, 2019.

Highlights for the fiscal third quarter 2019 compared to the fiscal third quarter 2018:

▪	System-wide sales increased 21.6% to $383.5 million

▪	Restaurant count increased 10.3% to 1,340 global locations

▪	Domestic same store sales increased 12.3%

▪	Total revenue increased to $49.9 million

▪	Net income was $5.9 million for the thirteen weeks ended September 28, 2019, compared to $6.3 million in the prior fiscal third quarter

▪	Adjusted EBITDA*, a non-GAAP measure, increased 25.8% to $15.4 million for the thirteen weeks ended September 28, 2019, compared to $12.2 million in the prior fiscal third quarter

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

“We are pleased with our results in the quarter as we continue to demonstrate strong momentum in the business in 2019, which reflects the continued execution against our key strategic pillars of driving long-term same store sales growth, maintaining best in class unit economics and expansion of our global footprint,” commented Charlie Morrison, Chairman and Chief Executive Officer. “Our national advertising campaign is resonating with guests and we have already reached our 2019 goal of offering delivery at 80% of our domestic restaurants, which has contributed to the same store sales growth of 12.3% and the opening of 37 net new restaurants in the third quarter. These industry leading results are a demonstration of the progress we are making towards our vision of becoming a top 10 global restaurant brand.”

Key operating metrics for the fiscal third quarter 2019 compared to the fiscal third quarter 2018

	Thirteen Weeks Ended
	September 28, 2019	September 29, 2018
Number of system-wide restaurants open at end of period	1,340	1,215
Number of domestic franchise restaurants open at end of period	1,169	1,059
Number of international franchise restaurants open at end of period	141	130
System-wide sales (in thousands)	$383,469	$315,312
Domestic same store sales growth	12.3%	6.3%
Net income (in thousands)	$5,905	$6,293
Adjusted EBITDA (in thousands)	$15,400	$12,246

Fiscal third quarter 2019 financial results

Total revenue for the fiscal third quarter 2019 increased to $49.9 million from $38.2 million in the fiscal third quarter last year.

▪
Royalty revenue, franchise fees and other increased $4.1 million to $21.9 million from $17.8 million in the fiscal third quarter of the prior year. The increase was primarily due to 121 net franchise restaurant openings since September 29, 2018 and domestic same store sales growth of 12.3%.

▪
Advertising fees and related income increased $5.4 million to $14.1 million from $8.6 million in the fiscal third quarter of the prior year. The increase was primarily due to the increase in the contribution rate to our national advertising fund (the “Ad Fund”) from 3% to 4% of gross sales beginning in fiscal year 2019, as well as the 21.6% increase in system-wide sales in the fiscal quarter ended September 28, 2019 compared to the fiscal quarter ended September 29, 2018.

▪
Company-owned restaurant sales increased $2.1 million to $13.9 million from $11.8 million in the fiscal third quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 11.9%, which was primarily driven by an increase in transactions and the acquisition of four franchised restaurants since the prior year comparable period, which resulted in additional sales of $0.7 million.

Cost of sales increased to $10.3 million from $8.0 million in the fiscal third quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 74.2% from 67.9%. The increase was driven primarily by a 22.7% increase in the cost of bone-in chicken wings, an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019, as well as increased third-party delivery fees due to the completion of the launch of delivery at all company-owned restaurants in the second quarter of 2019. These increases were slightly offset by the increase in company-owned same store sales of 11.9%, which was primarily driven by an increase in transactions.

Advertising expenses increased $4.2 million to $12.7 million from $8.4 million in the fiscal third quarter of the prior year due to an increase in advertising fees and as a result of an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased to $13.5 million compared to $10.3 million in the fiscal third quarter of the prior year. The increase in SG&A expense was due to approximately $1.4 million associated with additional expenses to support our continued investment in our national advertising campaign, which was offset by advertising contributions recorded in advertising fees and related income, as well as $1.3 million in additional stock-based compensation which was recognized due to the Company’s year-to-date performance.

Interest expense increased $1.7 million to $4.2 million from $2.5 million in the fiscal third quarter of the prior year. The increase was primarily due to a higher average outstanding debt balance and the applicable interest rate related to our securitized debt facility.

Net income was $5.9 million, or $0.20 per diluted share, compared to net income of $6.3 million, or $0.21 per diluted share, in the fiscal third quarter of the prior year.

Restaurant Development
As of September 28, 2019, there were 1,340 Wingstop restaurants system-wide. This included 1,199 restaurants in the United States, of which 1,169 were franchised restaurants and 30 were company-owned, and 141 franchised restaurants in international markets. During the fiscal third quarter 2019, there were 37 net system-wide Wingstop restaurant openings.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors authorized and declared a quarterly dividend of $0.11 per share of common stock, resulting in a total dividend of approximately $3.2 million. This dividend will be paid on December 13, 2019 to stockholders of record as of November 29, 2019.

Financial Outlook
After considering the Company's performance through the first three quarters of fiscal year 2019 and expected results for the remainder of the year, the Company is updating its outlook for the fiscal year ending December 28, 2019 by:

•	Increasing domestic same store sales growth to between 10% and 11%, previously projected to be high-single digits

•	Maintaining projected system-wide net new restaurants of between 136 and 142, or approximately 11% system-wide unit growth

•
Increasing fully diluted earnings per share to between $0.75 and $0.77 per share, based on 29.8 million shares outstanding, previously projected to be between $0.72 and $0.74 per share, based on 29.8 million shares outstanding

The Company is also updating its outlook for the fiscal year ending December 28, 2019 as follows:

•	SG&A costs of $53.5 - $55.5 million, including the following components:

◦	$6.5 - $6.7 million of stock-based compensation expense

◦	$1.7 million of franchise convention related expense, which is offset by contributions received that are recorded in royalty revenue, franchise fees and other revenue

◦	$7.7 - $8.2 million of expenses related to national advertising, which is offset by advertising contributions recorded in advertising fees and related income

•	Adjusted SG&A, a non-GAAP measure, of $37.6 - $38.9 million

•	Interest expense of $17.5 million

•	Estimated effective tax rate of approximately 26% for the fiscal fourth quarter

A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, compared to the prior fiscal year is provided below:

	2019 Outlook		Previous 2019 Outlook
	Low	High	Low	High
SG&A, reported	$53.5	$55.5	$52.0	$55.0
Transaction costs
Convention costs*	1.7	1.7	2.0	2.0
Expenses related to national advertising*	7.7	8.2	7.3	7.7
Stock-based compensation expense	6.5	6.7	5.9	6.4
Adjusted SG&A**	$37.6	$38.9	$36.8	$38.9

*Convention costs and expenses related to national advertising both have equal and offsetting contributions included in revenue and do not impact operating income.
**Adjusted SG&A is a non-GAAP measure.

The Company remains confident in its long-term targets of 10%+ system-wide unit growth and low single digit domestic same store sales growth.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention-related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal third quarter 2019 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-866-652-5200 or 1-412-317-6060 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10135266. The replay will be available through Wednesday, November 6, 2019.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,300 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2018, Wingstop’s system-wide sales increased 16% year-over-year to $1.3 billion, marking the 15th consecutive year of same store sales growth as well as 290% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent brand partners who account for more than 98% of Wingstop’s total restaurant count of 1,340 as of September 28, 2019. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. Wingstop generates more than 35% of sales via digital channels including Wingstop.com, the Wingstop app, and Wingbot™, Wingstop’s social ordering platform available on Facebook Messenger, Twitter, SMS text and Amazon Alexa. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2019 outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, Adjusted SG&A, interest expense, estimated effective tax rate, and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Media Contact
Megan Sprague
303-517-8579
MSprague@wingstop.com

Investor Contact
Ted McHugh and Lauren Tarola
Edelman Financial Communications
917-530-7792
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 28, 2019	December 29, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,472	$12,493
Restricted cash	4,842	4,462
Accounts receivable, net	5,859	5,764
Prepaid expenses and other current assets	3,540	2,056
Advertising fund assets, restricted	8,470	5,131
Total current assets	32,183	29,906
Property and equipment, net	27,291	8,338
Goodwill	50,172	49,655
Trademarks	32,700	32,700
Customer relationships, net	13,241	14,233
Other non-current assets	12,480	4,917
Total assets	$168,067	$139,749
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,359	$2,750
Other current liabilities	17,962	16,201
Current portion of debt	8,200	2,400
Advertising fund liabilities	8,470	5,131
Total current liabilities	36,991	26,482
Long-term debt, net	308,081	309,374
Deferred revenues, net of current	22,058	21,885
Deferred income tax liabilities, net	4,355	4,866
Other non-current liabilities	8,157	1,972
Total liabilities	379,642	364,579
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,453,374 and 29,296,939 shares issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	295	293
Additional paid-in-capital	337	1,036
Accumulated deficit	(212,207)	(226,159)
Total stockholders' deficit	(211,575)	(224,830)
Total liabilities and stockholders' deficit	$168,067	$139,749

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	September 28, 2019	September 29, 2018
Revenue:
Royalty revenue, franchise fees and other	$21,876	$17,787
Advertising fees and related income	14,056	8,614
Company-owned restaurant sales	13,943	11,845
Total revenue	49,875	38,246
Costs and expenses:
Cost of sales (1)	10,339	8,040
Advertising expenses	12,652	8,431
Selling, general and administrative	13,527	10,285
Depreciation and amortization	1,408	1,134
Total costs and expenses	37,926	27,890
Operating income	11,949	10,356
Interest expense, net	4,243	2,545
Income before income tax expense	7,706	7,811
Income tax expense	1,801	1,518
Net income	$5,905	$6,293

Earnings per share
Basic	$0.20	$0.21
Diluted	$0.20	$0.21

Weighted average shares outstanding
Basic	29,449	29,284
Diluted	29,696	29,584

Dividends per share	$0.11	$0.09

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 28, 2019		September 29, 2018
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,162	37.0%	$3,926	33.1%
Labor costs	3,098	22.2%	2,621	22.1%
Other restaurant operating expenses	2,456	17.6%	1,795	15.2%
Vendor rebates	(377)	(2.7)%	(302)	(2.5)%
Total cost of sales	$10,339	74.2%	$8,040	67.9%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 28, 2019	September 29, 2018
Domestic Franchised Activity:
Beginning of period	1,139	1,040
Openings	31	21
Closures	—	(2)
Acquired by Company	(1)	—
Restaurants end of period	1,169	1,059

Domestic Company-Owned Activity:
Beginning of period	29	26
Openings	—	—
Closures	—	—
Acquired from franchisees	1	—
Restaurants end of period	30	26

Total Domestic Restaurants	1,199	1,085

International Franchised Activity:
Beginning of period	135	122
Openings	7	8
Closures	(1)	—
Restaurants end of period	141	130

Total System-wide Restaurants	1,340	1,215

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 28, 2019	September 29, 2018
Net income	$5,905	$6,293
Interest expense, net	4,243	2,545
Income tax expense	1,801	1,518
Depreciation and amortization	1,408	1,134
EBITDA	$13,357	$11,490
Additional adjustments:
Stock-based compensation expense (a)	2,043	756
Adjusted EBITDA	$15,400	$12,246

(a)	Includes non-cash, stock-based compensation.